EXHIBIT 5.1
[CLIFFORD CHANCE US LLP LETTERHEAD]
June [·], 2008
Luminent LLC
One Commerce Square, 21st Floor,
Philadelphia, Pennsylvania 10103
Re: Registration Statement on Form S-4
Dear Sirs:
We have acted as counsel to Luminent LLC, a Delaware limited liability company (the “Company”), in connection with a registration statement on Form S-4 (the “Registration Statement”) relating to the offering by the Company of up to [     ] common shares representing limited liability company interests of the Company (the “Common Shares”), to be issued by the Company pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of June ___, 2008 (the “Merger Agreement”), among Luminent Mortgage Capital, Inc., a Maryland corporation (“Luminent”), the Company and Holding Sub LLC, a Maryland limited liability company (“Merger Sub”).
Based on the foregoing, and such other examination of law and fact as we have deemed relevant, we are of the opinion that upon issuance of the Common Shares as contemplated by the Merger Agreement and the Registration Statement, the Common Shares will be validly issued and, subject to the qualifications set forth in the last sentence of this paragraph, fully paid and nonassessable limited liability company interests of the Company. We note that a holder of a Common Share may be obligated to repay any funds wrongfully distributed to it by the Company.
The opinions set forth in this letter relate only to the federal securities laws of the United States and the Delaware Limited Liability Company Act.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,